SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)                August 4, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia		30350
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (770) 587-9898

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant.

On August 4, 2008, we, our subsidiaries and PNC Bank, National Association (“PNC”), entered into an amendment to our Revolving Credit, Termination and Security Agreement (“Loan Agreement”). This Amendment renewed and extended our credit facility by increasing our Term Loan back up to $7.0 million from its current outstanding principal balance of $0, with the revolving line of credit remaining at $18,000,000. Under this Amendment, the due date of the $25 million credit facility is extended through July 31, 2012 from September 30, 2009. The Term Loan continues to be payable in monthly installments of approximately $83,000, plus accrued interest, with the remaining unpaid principal balance and accrued interest, payable by July 31, 2012. Pursuant to this Amendment, we may terminate the agreement upon 90 days’ prior written notice upon payment in full of the obligation. We agreed to pay PNC 1% of the total financing fees in the event we pay off our obligations on or prior to August 4, 2009 and 1/2% of the total financing fees if we pay off our obligations on or after August 5, 2009 but prior to August 4, 2010. No early termination fee shall apply if we pay off our obligation after August 5, 2010. As part of this Amendment, we agreed to grant mortgages to PNC on certain of our facilities not previously granted to PNC under the Agreement. This Amendment also terminated the additional $2,000,000 of availability within our secured revolver loan, resulting from our acquisition of Nuvotec (n/k/a Perma-fix Northwest, Inc.) and its wholly owned subsidiary, Pacific EcoSolutions, Inc. (n/k/a Perma-Fix Northwest Richland, Inc.) on June 13, 2007, in its entirety. All other terms and conditions to the credit facility remain principally unchanged. The $7.0 million in loan proceeds will be used to reduce our revolver balance and our current liabilities. As a condition of this Amendment, we agreed to pay PNC a fee of $120,000.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

99.1	Amendment No. 12 to Revolving Credit, Term Loan and Security Agreement, dated August 4, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 8, 2008

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Steven T. Baughman
Steven T. Baughman Vice President and Chief Financial Officer